Stability

CINCINNATI FINANCIAL CORPORATION

Principled
Practiced
Predictable

2003 ANNUAL REPORT

Commitment

Principled, Practiced, Predictable

Cincinnati Financial Corporation is today what we were at the beginning: an insurance company founded by local independent agents to support the superior ability of local independent agents to deliver quality financial protection to the people and businesses in their communities. While methods and products evolve for the times, we remain committed to this mission.

This principled commitment creates stability for the independent agents who stand at the very center of our identity; stability for policyholders who rely on us to insure their lives, autos, homes and businesses; and stability for shareholders who look to us to build long-term returns on their investments.

About Your Company

Cincinnati Financial has grown to become the nation’s 19th largest publicly traded property casualty insurer ranked by consolidated revenues. For more than 50 years, our most important competitive advantage has been a commitment to strong, mutually beneficial relationships with independent insurance agencies. We recognize that locally based agents, in turn, succeed when insurer practices support their strong, mutually beneficial relationships with clients. This approach consistently has produced above-average growth and profitability. Since 1960, it has rewarded shareholders with year after predictable year of steadily increasing shareholder dividends.

CFC was formed in 1968 and now operates through six subsidiaries. The Cincinnati Insurance Company, founded in 1950, leads the property casualty insurance group. The Cincinnati Casualty Company and The Cincinnati Indemnity Company round out that group, known for its strong customer focus on a select group of fewer than 1,000 independent insurance agencies that market its broad range of business and personal policies in 31 states. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities, while CFC Investment Company complements the insurance subsidiaries with leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

Our investment portfolio, the main source of your company’s profits, has a strong equity focus on a select group of companies with histories of dividend increases and potential for appreciation. This total-return strategy has helped build your company’s financial strength, creating liquidity to meet short-term obligations and strong capitalization to meet long-term objectives.

This report contains forward-looking statements that involve potential risks and uncertainties. Please see the Management’s Discussion and Analysis in the Annual Report on Form 10-K, beginning on Page 25, for factors that could cause results to differ materially from those discussed.

FINANCIAL HIGHLIGHTS

Cincinnati Financial Corporation and Subsidiaries

	Years ended December 31,
(Dollars in millions except share data)	2003	2002	Change %
Income Statement Data
Net income	$374	$238	57.0
Negotiated settlement - software cost recovery	15	—	—
Net income before recovery*	$359	$238	50.8
Net realized investment gains and losses	(27)	(62)	56.6
Net income before realized investment gains and losses before recovery*	$386	$300	28.7
Per Share Data (diluted)
Net income	$2.31	$1.46	58.2
Negotiated settlement - software cost recovery	0.09	—	—
Net income before recovery*	$2.22	$1.46	52.1
Net realized investment gains and losses	(0.17)	(0.38)	55.3
Net income before realized investment gains and losses before recovery*	$2.39	$1.84	29.9
Cash dividends declared	1.00	0.89	12.4
Book value	38.69	34.65	11.7
Balance Sheet Data
Total assets	$15,509	$14,122	9.8
Shareholders’ equity	6,204	5,598	10.8
Average shares outstanding	162	163	(0.9)
Ratio Data
Statutory combined ratio	94.2%	98.4%
Statutory combined ratio (adjusted)	95.0	99.6
Return on equity	6.3	4.1
Return on equity based on comprehensive income	13.8	(4.0)

10-K For public reporting, insurance companies prepare financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain data also must be calculated according to statutory accounting principles. Management frequently benchmarks the company’s results against industry averages, which usually are prepared on a statutory basis. Care has been taken throughout this report and the Form 10-K to clearly label statutory data.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or Statutory Accounting Principles.

Perspective

Principled, Practiced, Predictable

Our objective is to make it easy for interested shareholders to know what stands behind your investment in Cincinnati Financial Corporation. We want to provide shareholders with a full understanding of how your company operates and how it earns money.

To that end, this report includes your company’s Annual Report on Form 10-K, a report required by the U.S. Securities and Exchange Commission of all publicly traded companies. We work hard to describe your company’s operations and its results, giving clear and thorough explanations with supporting data. Throughout these pages, you will find references to related text and tables in the Form 10-K, where you can learn more.

To Our Shareholders:

Cincinnati Financial Corporation recently closed the books on a record year. Revenues, income, assets and book value reached their highest levels ever in 2003, with profitability of property casualty operations at its best level in more than 10 years.

Net income was $374 million, or $2.31 per diluted share, up 57.0 percent from $238 million, or $1.46 per share, in 2002. Net income per share included net realized investment losses of 17 cents in 2003 versus losses of 38 cents in 2002.

Investment income - our primary source of profits - continued to grow based on the strength of our equity portfolio and our long-term, total return strategy, rising 4.7 percent for the year. Importantly, 2003 marked the second straight year of underwriting profitability.

Current results benefited from two events that reversed charges reported in prior years. First, we recovered $23 million of a $39 million charge in 2000 to write off previously capitalized software development costs. Secondly, in response to a 2003 ruling by the Ohio Supreme Court, we released $38 million in uninsured/underinsured motorist (UM/UIM) reserves established in 2000. The court’s decision to limit its 1999 Scott-Pontzer v. Liberty Mutual ruling was good news for policyholders and for our industry, and it also was good news for shareholders. In addition to the reserves released in 2003, we are reviewing pending claims that could result in the release of up to $37 million in additional case reserves over the coming quarters.

Even without these benefits, however, your company performed well. Full-year 2003 net income before net realized investment gains and before the software recovery was up 28.7 percent to $386 million, or $2.39 per share, including a 15-cent-per-share benefit from the UM/UIM reserve release. The property casualty underwriting profit before the software recovery rose to $117 million, with a GAAP combined ratio of 95.5 percent, including a 1.4 percentage-point benefit from the UM/UIM reserve release.

Though 2003 trends for your company were positive, across our industry some uncertainty remains. The unprecedented September 11 tragedy in 2001 and the more recent collapses of major corporations have injected new, complex variables into the equations that allow for forward-looking analysis: Will insurers maintain price adequacy long enough to make up for past shortfalls, including asbestos losses? Could natural or man-made catastrophes inflict large losses due to geographically concentrated risks or simultaneous triggering of coverage under property, workers’ compensation and life policies? Could the next corporate collapse reduce investment earnings and assets while also causing underwriting losses? Will capacity constraints limit insurer growth? These issues potentially affect our industry’s ability to sustain the current positive trends for earnings and returns.

We believe Cincinnati’s principled, practiced approach, anchored by a commitment to build the market and financial stability our agents need, makes our course more predictable than most. In this environment, your company’s traditional strengths give us confidence in our ability to outperform.

John J. Schiff, Jr., CPCU, chairman, president and chief executive officer

For Cincinnati, careful underwriting is more than an exercise. We make principled decisions the same way we always have, person to person and case by case, and we do walk away from underpriced business. Early in 2004, we see more competition for high-quality accounts, particularly from regional carriers. Our intention is to counter that competition by continuing to offer value and service, not necessarily the lowest available price. Our agents tell us that in most Main Street markets and for most lines – certainly for casualty insurance coverages – they can continue to sell carefully underwritten policies with appropriate price increases and eligibility guidelines, updated policy terms and conditions, and higher deductibles.

Along with pricing discipline, competitive advantages that serve as catalysts for our steady growth continue to include our reputation for superior claims service, a stronger field marketing presence due to smaller, subdivided territories; attractiveness of our package programs and cross-serving programs; and financial strength ratings affirming our claims-paying ability. Our case-by-case, firm underwriting stance contributed to more than 4.2 percentage points of statutory combined ratio improvement in 2003. At the same time, statutory written premiums rose 11.7 percent to $2.789 billion on a comparable basis. Agents placed a record $328 million of new business with us, and we believe the attraction to Cincinnati quality will endure as price competition returns.

10-K Beginning on 10-K Page 52, the Consolidated Financial Statements and accompanying Notes provide a complete look at our financial results. Condensed Balance Sheets and Income Statements are on Page 7 for easy reference.

Cincinnati’s agency franchise and unique field structure make it easier to recognize and manage concentrations and correlations of risk. Each Cincinnati agency enjoys a franchise, marketing primarily to accounts located within an operating radius where the agent can reasonably expect to know the people, businesses and community. And while many insurers channel decision-making through many business line or risk class specialists, our field marketing representatives are responsible for underwriting and pricing new commercial business in their territories, with a few exceptions where surety bond specialists and machinery and equipment representatives complement their efforts. Similarly, field claims representatives are responsible for almost all claims reported through their assigned agencies. These field associates, as well as headquarters underwriters, are gatekeepers for all of the businesses we insure and the coverages we write in their territories Their firsthand knowledge is our most valuable source of intelligence on potential risks. Most recently, we studied commercial property and workers’ compensation aggregations with their assistance, taking actions in 2003 to secure appropriate reinsurance or elect nonrenewal of selected accounts.

Our investment officers work closely with the investment committee of the board of directors, which carefully guides the investment risk management process. They examine factors such as the balance between our fixed-income and equity positions and our exposure to differing sectors and industries. Portfolio managers and analysts each are responsible for monitoring an assigned group of holdings. Investment department associates daily interact—formally and informally—with our insurance operations staff. This raises awareness of all of the company’s relationships with the businesses in which we invest.

10-K We pay claims and set aside estimated amounts to fulfill future obligations. Our reserving philosophies and practices are described in Property Casualty Loss and Loss Expense Reserves on 10-K Pages 18 and 25.

Conservative practices have long governed Cincinnati’s loss reserving, reinsurance and capital management polices. Because we target financial strength and stability rather than short-term gains, we establish loss reserves above the midpoint in the estimated range of potential losses. This practice has led to redundant reserves in each of the past 10 years, distinct from the industry at large. Asbestos reserves currently have a survival ratio of 16.8 years versus an estimated industry average of 11.8 years in 2002. Most asbestos claims relate to earlier years when your company did not write large commercial risks or retain high limits.

Our three highly rated property casualty reinsurers have worked with us for more than 10 years. Treaty terms and rates held steady this year, with reinsurance costs up slightly, primarily due to our higher volume of business. Relative to our insurance peers, our property casualty reinsurance recoverables are significantly lower as a percentage of surplus. This is partly due to our strong surplus position and also reflects our penchant for attractive, lower risk Main Street commercial business. Approximately 90 percent of our commercial property casualty policies have premiums below $10,000.

Cash flow from insurance and investment operations provides funds to pay claims and cover operating expenses. Because we have never sold an investment just to cover those payments, investments have appreciated and income from them has compounded, building exceptionally strong surplus. On the capital management side, your company holds almost $5 billion of assets at the parent company level, assuring liquidity and financial flexibility and supporting our ability to pay cash dividends. The financial strength of the parent company stands as a cushion against fluctuating market values inherent to our equity investing strategy. It supports the high credit and financial strength ratings that increase our agents’ sales advantages, and it is the source of our capacity to expand our business.

Your company is financially strong. Total assets rose 9.8 percent to a record $15.509 billion at year-end 2003, up $1.387 billion from year-end 2002. Shareholders’ equity reached $6.204 billion, up 10.8 percent or $606 million from year-end 2002. Accumulated other comprehensive income totaled $4.084 billion, up $441 million from year-end 2002. Book value rose 11.7 percent to $38.69 from $34.65.

At year-end 2003, statutory policyholder surplus for the property casualty insurance group was $2.780 billion, up 18.8 percent from year-end 2002. As a result, the ratio of net written premiums to surplus was 1.0-to-1, further improved from an already excellent 1.1-to-1 ratio a year ago, and well ahead of the estimated industry average of 1.3-to-1 at year-end 2003. For Cincinnati Life, our 39.2 percent ratio of adjusted surplus to liabilities compared favorably with the estimated industry average of 10.2 percent.

Recognizing this strength, the board of directors declared a 10 percent increase in the quarterly cash dividend at its meeting on January 31, 2004. With $1.10 as the indicated annual dividend, 2004 is lining up to be your company’s 44th consecutive year of higher cash dividends. Further, the board declared a 5 percent stock dividend, payable to shareholders of record April 30, 2004. This was the 28th stock dividend or split declared over the past 47 years.

Your company’s steady progress has paved the way for very satisfactory performance in 2004 and into the future. As we begin 2004, we are targeting full-year written premium growth in the high single digits. We believe our strategies should allow us to achieve a full-year 2004 combined ratio of approximately 95 percent on a GAAP basis, equivalent to 94.5 percent on a statutory basis. Because the timing is uncertain, this target does not include any anticipated benefits from additional UM/UIM reserve releases, and it assumes the combined ratio will include approximately 3.0 to 3.5 percentage points for catastrophe losses. We also have confidence in our ability to achieve investment income growth of 3.5 percent to 4.5 percent.

Continuity prevails through transitions. As your company has grown, there has been steady expansion in the pool of high-caliber associates and managers who conduct your company’s business on a daily basis. Our managers generally are homegrown and well versed in the philosophies that make Cincinnati unique. The board of directors formally recognized two members of our leadership team in January, appointing James E. Benoski as Cincinnati Financial Corporation’s vice chairman and chief insurance officer, posts he had held in the company’s insurance subsidiaries since 1999. Further, the board promoted Kenneth S. Miller, CLU, ChFC, to chief investment officer and senior vice president of the corporation. As we were putting the finishing touches on this report, Ken was hospitalized in critical condition following an automobile accident. Until more is learned about his recovery, the talented investment officers trained and mentored by Ken and by our previous chief investment officer are conducting investment department business under the direction of our chief financial officer. Our thoughts and prayers are with Ken and his family.

I thank your board of directors for its leadership and contributions to the progress of the company. Two directors will not stand for re-election this spring due to the board’s age guidelines. Alan R. Weiler, CPCU, and John E. Field, CPCU, guided your company with great integrity, keeping us focused on supporting the local advantage we enjoy in agents’ communities. Alan, chairman of Archer-Meek-Weiler Agency, Inc., an independent insurance agency in Columbus, Ohio, has served as a director since 1992. John, who joined our board in 1995, recently retired as an agent for Wallace & Turner, Inc., and continues as chairman of the Springfield, Ohio, independent insurance agency.

Wallace & Turner was founded by two of your company’s founding agents, Harry M. Turner and Chester T. Field. We sincerely thank Alan and John for their reliable guidance.

In recent years, the board has introduced new directors to serve alongside directors who are company executives and independent agents affiliated with the company. In fact, six of seven new directors and nominees since 1998 have been unaffiliated with your company or its agencies. The slate of nominees for the board this year includes two new candidates who meet the test of independence: Dirk J. Debbink, president of MSI General Corporation, and Douglas S. Skidmore, president and chief executive officer of Skidmore Sales & Distributing Company, Inc.

The transition to majority independence has evolved gradually, supporting board continuity while achieving timely compliance with new Securities and Exchange Commission and Nasdaq independence regulations that apply to all public companies. We believe Cincinnati Financial shareholders are well served by a stable board with strong agent representation, complemented by members who mirror the values and spirit of independent agents. Accordingly, our eight independent directors and nominees hail from organizations with strong entrepreneurial cultures; world-class quality and service standards; fiscal sensibilities that favor long-term growth and profitability; and operational structures that leverage a local presence.

Together, your company’s managers and directors will ensure that our decisions are principled and our strategies are executed with well-practiced skill. Stakeholders will benefit as your company predictably remains a force for market and financial stability.

/s/  John J. Schiff, Jr., CPCU

John J. Schiff, Jr., CPCU
Chairman, President and Chief Executive Officer
March 9, 2004

10-K The Management’s Discussion and Analysis gives our perspective on results, trends and expectations. The Safe Harbor Statement on 10-K Page 17 points to risks and uncertainties that could make actual results differ.

CONDENSED BALANCE SHEETS AND INCOME STATEMENTS

Cincinnati Financial Corporation and Subsidiaries

	Years ended December 31,
(Dollars in millions)	2003	2002
Assets
Investments	$12,527	$11,265
Cash	91	112
Premiums receivable	1,060	956
Reinsurance receivable	617	590
Other assets	1,214	1,199

Total assets	$15,509	$14,122

Liabilities
Insurance reserves	$4,440	$4,093
Unearned premiums	1,446	1,319
Deferred income tax	1,949	1,737
6.9% senior debenture due 2028	420	420
Other liabilities	1,050	955

Total liabilities	9,305	8,524

Shareholders’ Equity
Common stock and paid-in capital	658	652
Retained earnings	1,986	1,772
Accumulated other comprehensive income—unrealized gains on investments and derivatives	4,084	3,643
Treasury stock at cost (2003—16 million shares, 2002—14 million shares)	(524)	(469)

Total shareholders’ equity	6,204	5,598

Total liabilities and shareholders’ equity	$15,509	$14,122

	Years ended December 31,
(Dollars in millions except per share data)	2003	2002	2001
Revenues
Earned premiums	$2,748	$2,478	$2,152
Investment income, net of expenses	465	445	421
Realized investment gains and losses	(41)	(94)	(25)
Other income	9	14	13

Total revenues	3,181	2,843	2,561

Benefits and Expenses
Insurance losses and policyholder benefits	1,887	1,826	1,663
Commissions	536	472	392
Other operating expenses	278	266	285

Total benefits and expenses	2,701	2,564	2,340

Income Before Income Taxes	480	279	221

Provision (Benefit) for Income Taxes	106	41	28

Net Income	$374	$238	$193

Per Common Share
Net income—basic	$2.33	$1.47	$1.20
Net income—diluted	$2.31	$1.46	$1.19

SIX-YEAR SUMMARY FINANCIAL INFORMATION

Cincinnati Financial Corporation and Subsidiaries

	Years ended December 31,
(Dollars in millions except share data)	2003	2002	2001	2000	1999	1998
Financial Highlights
Net income	$374	$238	$193	$118	$255	$242
One-time items*	15	–	–	(25)	–	–
Net income before one-time items*	$359	$238	$193	$143	$255	$242
Net realized investment gains and losses	(27)	(62)	(17)	(2)	–	43
Net income before realized investment gains and losses before one-time items*	$386	$300	$210	$145	$255	$199
Comprehensive income	815	(232)	150	744	107	1,014
Per Share Data (diluted)
Net income	$2.31	$1.46	$1.19	$0.73	$1.52	$1.41
One-time items*	0.09	–	–	(0.16)	–	–
Net income before one-time items*	$2.22	$1.46	$1.19	$0.89	$1.52	$1.41
Net realized investment gains and losses	(0.17)	(0.38)	(0.10)	(0.01)	–	0.25
Net income before realized investment gains and losses, before one-time items*	$2.39	$1.84	$1.29	$0.90	$1.52	$1.16
Cash dividends declared	1.00	0.89	0.84	0.76	0.68	0.61,1/3
Book value	38.69	34.65	37.07	37.26	33.46	33.72
Average shares outstanding	162	163	162	164	169	172
Ratio Data
Investment yield	7.5%	7.9%	8.1%	8.4%	8.1%	7.9%
Debt-to-equity	9.7	10.8	10.2	10.3	10.6	8.4
Return on equity (ROE) before one-time items*	6.0	4.1	3.2	2.5	4.6	4.7
ROE based on comprehensive income	13.8	(4.0)	2.5	13.1	1.9	19.6
Consolidated Property Casualty Insurance Operations (Statutory)
Written premiums	$2,815	$2,613	$2,590	$1,881	$1,681	$1,558
Written premiums (adjusted)*	2,789	2,496	2,188	1,936	1,681	1,558
Earned premiums	2,653	2,393	2,073	1,828	1,658	1,543
Unearned premiums	1,430	1,270	1,033	507	455	432
Investment income, net of expenses	245	234	223	223	208	204
Loss reserves	2,256	2,090	1,886	1,730	1,513	1,432
Loss expense reserves	588	519	466	452	419	408
Policyholders’ surplus	2,783	2,340	2,533	3,172	2,852	3,020
Loss ratio	56.1%	61.5%	66.8%	71.1%	61.6%	65.4%
Loss expense ratio	11.6	11.4	10.1	11.4	10.0	9.3
Underwriting expense ratio	26.5	25.5	22.6	30.0	28.8	29.5
Combined ratio (reported)	94.2%	98.4%	99.5%	112.5%	100.4%	104.2%
Combined ratio (adjusted)*	95.0%	99.6%	103.6%	109.9%	100.4%	104.2%
Commercial Lines Property Casualty Insurance Operations (Statutory)
Written premiums	$2,031	$1,905	$1,827	$1,275	$1,100	$1,020
Written premiums (adjusted)*	2,009	1,795	1,551	1,326	1,100	1,020
Earned premiums	1,908	1,723	1,453	1,232	1,088	1,020
Loss ratio	51.2%	57.8%	62.6%	71.1%	61.4%	na
Loss expense ratio	12.7	12.5	11.8	12.9	11.4	na
Underwriting expense ratio	27.0	25.0	22.3	33.2	28.4	na
Combined ratio (reported)	90.9%	95.3%	96.7%	117.2%	101.2%	na
Combined ratio (adjusted)*	91.6%	96.8%	100.7%	114.4%	101.2%	na
Personal Lines Property Casualty Insurance Operations (Statutory)
Written premiums	$784	$708	$763	$606	$581	$538
Written premiums (adjusted)*	780	701	637	610	581	538
Earned premiums	745	670	620	596	570	523
Loss ratio	68.8%	71.0%	76.7%	71.1%	62.1%	na
Loss expense ratio	8.9	8.7	6.2	8.1	7.3	na
Underwriting expense ratio	25.2	26.8	23.0	31.4	28.4	na
Combined ratio (reported)	102.9%	106.5%	105.9%	110.6%	97.8%	na
Combined ratio (adjusted)*	103.9%	106.8%	110.4%	108.4%	97.8%	na
Life Insurance Operations (Statutory)
Written premiums	$143	$220	$102	$140	$410	$109
Net income before realized investment gains and losses	27	20	21	28	25	8
Net income	20	17	15	30	21	7
Life insurance face amount in force	38,492	32,486	27,534	23,525	17,900	13,060
Admitted assets excluding separate account business	1,572	1,477	1,329	1,201	1,392	1,100
Risk-based capital
Total adjusted capital	443	420	457	503	427	458
Authorized control level risk-based capital	50	47	44	76	75	71

na – not available

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or Statutory Accounting Principles.

FINANCIAL PERFORMANCE OVERVIEW

By any measure, 2003 was an excellent year for Cincinnati Financial as we essentially achieved or exceeded the financial targets we set. We are reaping the rewards of our initiatives to provide a stable market for our agencies’ best business. Revenues and income reached record levels. Healthier equity markets and strong insurance results led to record assets, equity and book value. Our 95.0 percent statutory combined ratio before the software recovery was the best it has been in more than 10 years.

Reflecting the Ohio Supreme Court’s November 2003 decision to limit its earlier Scott-Pontzer ruling, 2003 results included the release of $38 million pretax in uninsured motorist/underinsured motorist (UM/UIM) reserves. Further, as the result of a settlement negotiated with a vendor, 2003 results also included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000 to write off previously capitalized software development costs.

Property Casualty Insurance Operations

Statutory net written premiums on a comparable basis rose 11.7 percent to $2.789 billion from $2.496 billion (adjusted for the effect of a refinement adopted in 2002 of the company’s estimation process for matching written premiums to policy effective dates). New business written directly by the company’s agents was $328 million, up 3.4 percent over last year, as growth in commercial lines new business offset a decline in personal lines new business.

The statutory combined ratio of 95.0 percent before the software recovery included a 1.4 percentage-point benefit from the UM/UIM reserve release and compared with a 99.6 percent combined ratio for 2002. Catastrophe losses for the year totaled $97 million, after reinsurance, contributing 3.6 percentage points to the combined ratio and reducing after-tax earnings per share by 39 cents. In 2002, catastrophe losses totaled $87 million, also contributing 3.6 percentage points to the combined ratio and reducing after-tax earnings per share by 35 cents.

Beyond the benefit of the release of the UM/UIM reserves, the improvement in loss results for the property casualty operations reflected growth in premiums, in particular more adequate premiums per policy. Improvement also resulted from ongoing efforts to verify that insured values match the risk exposure.

The improved loss and loss expense ratio more than offset the rise in underwriting expenses, primarily related to the higher contingent commission expense incurred in the second half of 2003. These profit and growth-based commissions were more than twice the prior year’s level because of recent strong results. We rely on our agents as frontline underwriters who know the businesses and individuals in their communities; many agencies are benefiting from their hard work meticulously reviewing new and renewal risks over the past several years.

Commercial Lines

Commercial lines statutory net written premiums on a comparable basis rose 11.9 percent to $2.009 billion from $1.795 billion. New business written directly by the company’s agents increased 6.8 percent to $268 million. The statutory combined ratio before the software recovery improved to 91.6 percent, including a 2.0 percentage-point benefit from the UM/UIM reserve release, compared with a 96.8 percent full-year combined ratio for 2002.

Even before the benefit of the UM/UIM reserve release, the loss and loss expense ratio improved in the commercial multi-peril, commercial auto and other liability business lines, with the workers’ compensation line essentially even with 2002. Those loss and loss expense ratio improvements reflect growth in premiums and the re-underwriting program of the past three years and bode well for 2004.

While the loss and loss expense ratios for individual business lines may fluctuate, our emphasis is on package business, and that means our success is best measured on overall commercial lines results. The 2003 combined ratio marked our best commercial lines results in many years. We believe market conditions will allow us to further improve on that mark in 2004 while continuing to achieve satisfactory growth.

Personal Lines

Personal lines statutory net written premiums on a comparable basis rose 11.4 percent to $780 million from $701 million. New business written directly by the company’s agents was $60 million compared with $66 million in 2002. The statutory combined ratio before the software recovery improved to 103.9 percent compared with 106.8 percent for 2002.

Premium growth continued to be driven by higher rates. While we saw personal lines results improve in 2003, we have not yet reached an overall performance level that we consider satisfactory. We continue to address the homeowner business line with a number of actions, including re-underwriting programs, rate increases, deductible changes and modifications in policy terms and conditions. For example, 23 homeowner rate increases were effective in 2003 in 20 of the 25 states in which we write personal lines business. For 2004, another 17 rate increases already are approved. For personal auto, we continue to receive approval for low single-digit rate increases in 2004 that will build on the slightly higher increases of 2003. We believe our personal lines rates will remain in a competitive range after these increases.

Life Insurance

The Cincinnati Life Insurance Company had an excellent year. Net earned premiums rose 9.2 percent to $95 million. Income before realized investment gains and losses rose 15.7 percent to $29 million in 2003. Net income including realized net capital gains and losses rose 25.8 percent to $22 million.

An 18.5 percent increase in life policy face amounts in force to $38.492 billion reflected a positive response to our products and services. In 2004, we will continue to maintain a competitive advantage for our agents by expanding our portfolio to include enhancements to our term life insurance products and a new long-term guaranteed universal life insurance product.

Investments

10-K Investment operations contributed 88.5 percent of total income before income taxes in 2003. Sources of investment income and realized gains and losses are detailed in Investments Results of Operations on 10-K Page 38.

Consolidated pretax investment income rose 4.7 percent in 2003, largely due to dividend increases announced by companies held in the equity portfolio. In 2003, 29 of the 51 equity holdings in the portfolio announced dividend increases that totaled $16 million on an annualized basis. This sets the stage for continued growth in the 3.5 percent to 4.5 percent range in 2004.

Total realized investment losses were $41 million compared with $94 million in 2002. As the market sustained its overall recovery, fewer securities were impaired in the second half of 2003. Offsetting $80 million in full-year other-than-temporary impairments were $30 million in net gains from the sale of securities and $9 million in net gains from fluctuations in the market values of options embedded in convertible securities.

Strong cash flow led to substantial new investments during 2003, with the allocation to fixed-income and equity securities in line with our historic ranges. For the full year, about 75 percent of the new money was put to work on the fixed-income side. Economic conditions led us to focus on higher quality bonds, as rated by Standard & Poor’s and Moody’s, with intermediate maturities in the eight- to 12-year range. Equity and equity-linked securities accounted for the other 25 percent of the net new investment, with $199 million going into common stocks, including $180 million in the 15 equities where the market value of our position is at least $100 million.

Looking at the company’s portfolio overall, we were pleased to see its market value rise to $12.449 billion at year end, up 11.3 percent from 2002. During 2003, our equity portfolio’s total return was 9.3 percent, underperforming the broader Standard & Poor’s 500 Index’s return of 28.7 percent. Over a five-year period, however, our equity portfolio’s total return was 23.7 percent compared with a negative 2.8 percent return for the S&P 500 Index. Our long-term investment horizon and strong financial position make it possible to wait out periods when the market value of our portfolio is relatively stable rather than appreciating. Our equity investment standards in any market continue to be sales, earnings and dividend growth, plus proven management and a favorable outlook. We believe those standards generate long-term value.

Strength

Principled, Practiced, Predictable

Cincinnati Financial is managed to reward long-term investors who share our buy-and-hold investment philosophy.

The board of directors has steadily increased the cash dividend for 44 consecutive years and declared a 5 percent stock dividend in early 2004, the 28th stock dividend or split declared over the past 47 years. After the stock dividend, 100 shares purchased in 1983 will have grown to 2,297 Cincinnati Financial shares if the investor retained all stock dividends and did not reinvest cash dividends.

Sustaining a Superior Position

Cincinnati Financial Corporation stands among the nation’s strongest and most stable insurance groups. Our property casualty premium-to-surplus ratio was 1.0-to-1 at year-end 2003 compared with an industry average of 1.3-to-1. That ratio signals capacity to accommodate premium growth, and it supports flexibility in operations and investments. It supports prompt and fair claims payment, and it supports consistent rewards for shareholders.

Independent rating organizations provide objective measurements of an insurer’s financial strength. Their process entails an assessment of each insurer’s ability to pay claims, based on its balance sheet strength, operating performance, business profile and outlook. Further, ratings organization analysts interview management and weigh qualitative as well as quantitative factors. They award the highest ratings to insurers with a superior level of capitalization, financial strength, proven management and unique competitive advantages such as Cincinnati’s strong relationships with independent agencies.

Our agents guide value-oriented consumers to make buying decisions based on our ratings superiority. Cincinnati consistently wins high marks, but we do not take our ratings for granted; we look to continuously improve, reinforcing identified strengths and working to meet more rigorous standards as ratings organizations raise the bar.

The Ward Group also annually benchmarks policyholder safety and shareholder return, examining the five-year statutory data of 2,700 property casualty and 1,200 life/health insurers. Ward selects the top 50 companies in each industry, finding those that excel at balancing safety, consistency and performance. Cincinnati is one of only eight companies named to the property casualty Ward’s 50 for 13 consecutive years and one of only 10 for which the life affiliate also qualified.

10-K Our investment strategy and the five classes of assets in which we invest are described in the Investments Segment discussion on 10-K Page 7.

Investing to Maintain Stability

Cincinnati prudently invests 65 percent to 75 percent of new dollars available for investment in fixed-income securities. In 2003, we further upgraded the credit quality of the fixed-income portfolio, buying higher-rated corporate bonds and government agency paper. But what really sets our investment strategy apart is an equity focus that consistently produces the strength and stability needed to meet both short-term obligations and long-term objectives.

We manage these investments the way we manage our insurance operations. Our equity philosophy is based on careful selection of a manageable number of holdings. Our portfolio managers and analysts seek companies with proven management, products we understand, healthy financial performance and favorable outlooks. Cincinnati’s approach is value oriented.

We regularly evaluate current holdings against the same parameters applied to new investment opportunities: the potential for growth in sales, earnings and dividends. When interest rates decline or equity markets fluctuate, these equity investments bring us steadily increasing dividend income. Dividends accounted for approximately 50 percent of pre-tax investment income in 2003.

Reinsurance — Protecting Our Profits

Cincinnati has strong relationships with highly rated reinsurance companies. We purchase reinsurance to manage risk assumed in our policy contracts and to limit our maximum insurance loss. Property catastrophe reinsurance provides relief for single events causing more than $25 million of insured property losses, up to $400 million. Property and casualty working treaties limit our maximum loss per claim to $3.2 million for claims above $4 million for casualty and $5 million for property. Facultative reinsurance is purchased for specific risks with property values or casualty limits above $25 million. The flexibility that our working treaties provide, along with our access to facultative coverage, allows your company and our agents to write accounts that otherwise would require use of special markets. Cincinnati Life reinsures policies with high face amounts on individual lives and maintains an aggregate catastrophic reinsurance arrangement.

Your company’s property casualty and life programs, underwritten by several highly rated reinsurers, limit insurance losses. This ensures that cash flow is sufficient to meet current obligations, safeguarding our ability to achieve investment appreciation and compounding of investment income.

10-K We have reinsurance to limit our maximum insurance losses, including catastrophe losses, single large losses and “clash” losses. The Reinsurance discussion on 10-K Page 26 explains these arrangements.

10-K Almost 50 percent of our fixed-income investment portfolio is rated A or better by Moody’s or Standard & Poor’s, up substantially from a year ago. Details can be found in the Investment Portfolio discussion on 10-K Page 44.

Financial Strength Ratings (as of March 9, 2004)

•      A.M. Best Company, the nation’s oldest and most widely known insurance ratings agency, awards Cincinnati’s property casualty companies an A++ (Superior) rating and Cincinnati Life an A+ (Superior) rating.

•      Fitch Ratings has maintained its AA (Very Strong) rating of each of Cincinnati Financial’s property casualty and life insurance subsidiaries since it initiated coverage in May 2002.

•      Moody’s Investors Service maintains an Aa3 rating of our property casualty companies, indicating “excellent” financial security.

•      Standard & Poor’s affirmed its AA- (Very Strong) ratings of our subsidiaries in November 2003, with a negative outlook reflecting our aggressive investment strategy and adverse results in our homeowner line of business.

Relationships

Principled, Practiced, Predictable

Cincinnati’s strong independent agencies serve the broad needs of their local communities. These agents stand out as leaders in their communities, enjoying strong professional and personal relationships with their clients.

Agents value Cincinnati’s service and reliability. We are the No. 1 or No. 2 property casualty carrier in more than 71 percent of our agencies. In 2003, agencies placed an average of $2.9 million in direct written premiums with Cincinnati, up from $2.6 million in 2002 and $2.3 million in 2001. In 2002, agencies placed with us an average of 18 percent of their total premium volume with all carriers.

Committed to the Independent Agency System

The Cincinnati Insurance Company was founded by agents who saw untapped potential in the independent agency system. Those founders understood that professional local agents, with firsthand knowledge of their community and their clients, are in the best position to bring together the interests of both the policyholder and the insurer. Cincinnati’s operations reflect the company’s long-term commitment to the independent agency system. Associates continue to provide local agencies with competitive insurance products, quality claims service and educational tools needed to protect their clients.

Making Decisions Case by Case

We embrace our identity as a regional insurance company. Our Main Street focus means we are most comfortable marketing in small- to medium-sized communities, generally working with small- to medium-sized agencies and writing small- to medium-sized accounts. We select agencies that share the same philosophies that distinguish your company in the marketplace: commitment to doing business person to person; long-term focus on broad, value-added services; sound balance sheets; and professional management.

In turn, local agents have a personal stake in selecting a carrier that will perform predictably to protect their families, friends and neighbors.

Predictable performance means predictable behavior through all market cycles. We do not walk away from entire classes of business, nor do we broadly categorize our business by region or risk. Each agency is an individual organization with individual strengths and expertise. Each deserves individual attention and careful, case-by-case decisions. Our agents know their clients, their concerns and their priorities. We trust that knowledge and provide the flexibility needed to preserve and extend the agencies’ client relationships.

10-K Cincinnati is known throughout the industry for our flexible, personal way of doing business. Our competitive position is discussed in Property Casualty Insurance Operations on 10-K Page 1.

Support at Every Turn

Agents are our frontline underwriters. They want to develop a book of business that is profitable for them as well as for us. Cincinnati’s low-cost field structure supports them with ready access to the people who can make timely decisions.

More than 1,100 field associates live and work in our agents’ communities. Agencies and their clients have access to field claims, loss control, machinery and equipment and premium audit specialists, as well as marketing and underwriting support for property casualty, life, bond and leasing business. Field representatives work from offices in their homes — not regional branches — so they generally are available to meet their assigned agencies’ urgent service requests 24 hours a day, seven days a week. And they are empowered to make decisions such as binding coverage, writing checks or pricing accounts.

As agencies grow, we grow with them, subdividing property casualty field marketing territories to ensure that service is optimal and that we stay fully engaged in agency

Direct contact and two-way communication with agents are the primary purposes of the 25 annual sales meetings held in our local markets. Left to right: Larry R. Plum, CPCU, senior vice president of personal lines; Robert T. Fee, AAI, vice president of Fee Insurance Group, Inc., Hutchinson, Kansas; Jack P. Martin, senior regional director (field marketing representative); Allen K. Fee, CPCU, president of Fee Insurance Group, Inc., Hutchinson, Kansas; Thomas A. Joseph, CPCU, senior vice president of commercial lines.

activities. During 2003, we subdivided four territories, bringing total territories to 87 in 31 states. Another five or six territory subdivisions are planned for 2004, further enhancing responsiveness.

While accessible field representatives are the first layer of support, headquarters associates also provide agencies with underwriting, accounting and technology assistance and training. Company executives, headquarters underwriters and special teams regularly travel to visit agencies. Agents have opportunities for direct, personal conversations with senior managers, and headquarters associates have opportunities to refresh their knowledge of marketplace conditions and field activities.

In Business to Pay Claims

When policyholders buy insurance from Cincinnati, they buy our promise to assume the risk of a potential loss. Paying claims honestly, fairly and promptly builds our reputation, helping our agents attract and retain business. More importantly, it is the right thing to do.

Our 740 field claims representatives generally respond within 24 hours of receiving an agency’s claim report. While most insurers dispatch different adjusters depending on the type of claim, Cincinnati’s local representatives respond to almost all personal and commercial claims reported by their assigned agencies. Agents tell us their clients appreciate knowing the person who will serve them, should a loss occur.

“Kent Alder (claims specialist, field claims) does a wonderful, professional job for our agency. We often hear compliments about him from both our personal and commercial customers. Several weeks ago, I presented a renewal proposal to a business client. A good portion of their reasoning to stay with our agency and with Cincinnati Insurance had to do with the excellent service Kent has provided this customer over the past few years. Kent’s service sealed the renewal.” — from Michael J. Glaser, H.J. Spier Co., Inc., Indianapolis, Indiana (October 2003)

10-K Discussion of our Property Casualty Insurance Operations beginning on 10-K Page 24 reviews our results, along with the business practices that shape them.

Knowledge

Principled, Practiced, Predictable

There’s no substitute for being present and accountable. That’s the philosophy behind Cincinnati’s field-based operating structure.

Our field marketing representatives are responsible for selecting new agencies as well as underwriting and pricing new commercial business. They earn business from a small group of agencies that they visit frequently. As local residents, they are making decisions about risks in their own communities. They monitor competing agencies and insurers, identifying trends and taking appropriate actions. Their efforts are complemented by those of the company’s field claims, loss control, machinery and equipment, bond, premium audit, life insurance and leasing specialists.

Underwriting for Success

Your company’s consistent, predictable results are a function of principled, practiced business decisions. The goal of The Cincinnati Insurance Companies is to create and sustain stability in our insurance operations, protecting the availability and affordability of coverage by accurately measuring risk and charging an appropriate premium.

The recently completed three-year commercial lines re-underwriting program illustrates how this approach works. To ensure that all policies met revised standards, agents and underwriters worked together to review each policy as it came up for renewal. They applied updated eligibility, risk classification and inspection guidelines. As of February 2004, the review had encompassed all commercial policies, assuring that we have a solid, quality book of business.

A similar personal lines re-underwriting effort of the past several years led to improved profitability for the private passenger auto line. The focus now is on the homeowner line. Cross-departmental teams assist agents, establishing targets and eliminating barriers to profitability and account retention. We continue to refine insurance-to-value initiatives and proactively address industry issues such as mold and water damage. As three-year policies renew at rate levels reflecting increases approved by regulators over the past two years, we expect pricing to stabilize at adequate, competitive levels.

Over the past three years, task forces have improved our underwriting of religious institutions, health care facilities, habitational risks, trucking firms and contractors. Recommendations - everything from agent and associate education to help on risk assessments — have been implemented and now are yielding results. A contractors’ task force led to development of a guide agents are using to educate contractors on effective risk transfer, helping protect these policyholders from assuming risks unintentionally.

10-K Commercial lines of business account for 69 percent of our total earned premium. Factors that have affected recent results are discussed in Commercial Lines Results of Operations on 10-K Page 27.

More Time for Person-to-Person Service

Several technology initiatives advanced in 2003, bringing our agencies more choice and control while freeing associates to spend more time with people and less with paper. WinCPP™, an online system for commercial lines policy rating and quoting, expanded to 10 states, accounting for more than 70 percent of commercial lines premiums. In December, our new claims file management system was fully operational. It streamlines file management for the approximately 1,000 claims your company receives each day, lifting an administrative burden from field claims representatives. The Cincinnati Life Insurance Company expanded its use of a workflow and imaging system that already has improved productivity and turnaround time.

In Kansas, agents successfully processed all 2003 new and renewal personal lines business on Diamond. Indiana and Michigan agencies are looking forward to using it by mid-2004, followed by Ohio agencies. This online system for rating and issuing policies has state-of-the-art features and functions, creating opportunities both for the company and our agencies. As Diamond is programmed for the rules and rates of each state and then deployed, we are moving to one-year homeowner policies. Diamond efficiencies will more than offset the effort of annual renewals, making us more agile in responding to changes in the volatile, competitive and politicized homeowner insurance marketplace.

Looking ahead, a complete policy processing system for commercial lines is in the early stages of development, with plans to automate Businessowner Package Policy processing in the first phase.

Listening to Our Agents

We need reliable and comprehensive market intelligence about your company’s position relative to peers. The very best information comes straight from our agents and their staffs. While we learn from frequent communication among agents, field representatives and underwriters, we also look to independently researched, published surveys and studies for confirmation.

In 2003, a national survey (Crittenden’s Property/Casualty Ratings, June 2, 2003) named Cincinnati as the agents’ first-choice carrier for commercial auto coverage. Cincinnati led in all categories surveyed, including fair and prompt payment of claims, flexibility in terms and conditions and service. This organization’s previous agent surveys have produced first-place rankings for your company across several lines of business including commercial packages, umbrella liability policies and employment practices liability, among others.

Also in 2003, a large agent association surveyed its members (PIA, 2003). The findings were predictable: while members gave top-of-the-line scores to Cincinnati’s prompt, fair claims service and management approachability, they also said that your company urgently needed new technology systems, which we now have in deployment or development stages. Our recent progress with technology initiatives shows our commitment to improving in this area, as does InformationWeek’s (September 22, 2003) identification of your company as one of the top 50 business innovators in best practices areas such as technology budgets, knowledge, infrastructure and deployments.

Field claims associates completed training in December on the Claims Management System, new Cincinnati technology that streamlines claims file administration. Instructor: Lynn E. Schmitt, supervisor, headquarters claims.

10-K Specific actions to improve results for the homeowner line of business are discussed in Personal Lines Results of Operations on 10-K Page 32.

Service

Principled, Practiced, Predictable

Agencies know they can depend on Cincinnati for service, whether that means responding promptly to claims or providing training on contractual risk transfer, new software or cross-serving opportunities.

During 2003, Cincinnati offered dozens of classes at headquarters and field locations to further the quality of service to our agencies and our policyholders. This training included advanced commercial lines classes and contractors’ risk workshops specially designed for agents, as well as courses in the field for agency customer service representatives.

Life Insurance Helps Attract and Retain Agencies

The Cincinnati Insurance Companies are committed to assuring the success of local independent insurance agencies by enhancing their ability to deliver quality financial protection to the individuals and businesses they serve.

While The Cincinnati Life Insurance Company markets through independent agencies in 49 states, its primary mission is to give the company’s property casualty agencies another avenue to serve and protect their clients. Life insurance marketing establishes another source of revenues for our property casualty agencies, enhancing profitability and improving persistency of their accounts. At the same time, Cincinnati Life is itself a marketing tool for The Cincinnati Insurance Companies, helping attract and retain high-quality agencies through the value of the products this subsidiary delivers.

Cincinnati Life seeks to become the life insurance carrier of choice for the company’s property casualty operations by providing competitive products, responsive underwriting, high-quality service and reasonable commissions. At year-end 2003, approximately 86 percent of the company’s 963 independent agencies offered Cincinnati Life’s products to their policyholders. Term and worksite life insurance products provide the company’s property casualty agency force with excellent cross-serving opportunities for both commercial and personal accounts. Agents find that offering worksite marketing to employees of their commercial accounts provides a benefit to the employees on a cost-efficient basis to the employer.

10-K The Cincinnati Life Insurance Company provides products and services that attract and retain high-quality independent agencies. We discuss Life Insurance Results of Operations on 10-K Page 36.

Subsidiaries Strengthen Agent Relationships

CFC Investment Company offers agents and their commercial insurance clients financial services ranging from lease programs for commercial auto fleets and equipment to commercial mortgage loans. These programs help agents take a full-service approach, increasing the frequency of contact with each client, adding breadth to the relationship and generating fee income.

CinFin Capital Management Company was founded in 1998 to extend the experience and expertise of Cincinnati Financial’s portfolio managers on behalf of agencies, their high-net-worth clients, other insurance companies, institutions and public and private pension funds. By broadening access to the portfolio managers who built Cincinnati Financial Corporation’s wealth, CinFin Capital aims to help individuals and organizations achieve their financial goals.

Education Supports Agencies and Associates

To effectively serve policyholders, your company encourages associates and agents to develop skills and stay current on new tools, industry trends and issues. We employ a variety of programs, including classroom study, field seminars, self-study programs and more than 100 online courses. We encourage and reward associates who continue their professional insurance education and earn credentials by meeting high academic, length-of-experience and ethical standards. Our programs to teach underwriting concepts and practices have been in place since 1978, modified each year to ensure that associates receive current, relevant training.

Service on Behalf of Our Industry and Policyholders

Cincinnati is proof of the power of local knowledge and local decisions. We operate our business by responding to individual voices and individual needs. We support legislative and regulatory initiatives that encourage the same approach. Broad-brushed rules and regulations serve neither our industry nor our policyholders.

Accordingly, we continue to advocate preservation of state regulation of insurance. It appears that 2004 may bring renewed interest in natural disaster legislation, both at the state and federal level. The proposals we support treat all segments of the industry equitably and reward insurers that manage their risk.

In Ohio and Alabama, preserving judicial reform will require the attention of voters, as the electorate will have the opportunity in 2004 to retain common-sense majorities on their state supreme courts. Currently, both states have courts with a majority of justices who are non-activist in their approach to interpreting and applying the law. In Ohio, our largest state by premium volume, we continue to advocate passage of asbestos liability reform and tort reform.

As regulations and laws are enacted, we work with agents and associates to ensure compliance. Currently, we are helping agents understand how new do-not-call telemarketing rules affect their legitimate sales activities and service responsibilities. Additionally, we have alerted agents to some of the identity theft provisions in the recently approved Fair and Accurate Credit Transactions Act of 2003 and continue to help them with ongoing compliance with provisions of the Fair Credit Reporting Act as it pertains to insurance underwriting, such as obtaining motor vehicle reports.

Our voice and our actions in the industry context run parallel to our voice and our actions in our everyday operations. Agents, policyholders, shareholders, regulators and peers know what to expect from Cincinnati. That predictability builds strength. It builds trust, and it builds business.

10-K The insurance industry is regulated by federal and state authorities. We review the effect on our business in Regulations on 10-K Page 10.

Cincinnati’s local engineering and loss control representatives perform inspections and recommend specific actions to improve the safety of the policyholder’s operations and the quality of the agent’s insurance account. Left to right: Danny L. Nickleson, machinery and equipment specialist; Allen L. Wilson, loss control consultant; John T. Beatty, CPCU, president of Beatty Insurance, Inc., Seymour, Indiana; Randall M. Kerkhoff, assistant superintendent of Seymour Community School Corporation, Seymour, Indiana; Linda G. Luedeman, principal of Seymour Jackson Elementary School, Seymour, Indiana.

Integrity

Principled, Practiced, Predictable

Honesty and full disclosure are our standards. Cincinnati’s disclosure committee helps assure that senior officers who certify the accuracy of our financial reports are fully aware of issues and processes that affect our business.

Members of Cincinnati’s disclosure committee bring issues from their business areas to the committee’s attention at regular meetings. The committee has improved the sharing of information to and from senior managers throughout the organization, supporting open and thorough communications with investors.

Formalizing Governance Processes

As important as financial strength is to Cincinnati Financial, we also place a high value on integrity. It is your company’s heritage and our future. New corporate governance rules do not change the fact that we make fair decisions for policyholders, agents, associates and shareholders because it is the right thing to do. The rules do, however, formalize some processes.

As we comply with new Securities and Exchange Commission and Nasdaq regulations, we are working to codify and preserve the values that built our company. Early in 2004, your company’s board of directors adopted corporate governance guidelines as well as charters for the compensation and nominating committees. Other board actions included amending the audit committee charter to address new regulations regarding auditor independence, among other topics.

Directors have adopted a code of ethics for senior financial officers and will soon adopt a code of conduct for all of your company’s associates, gathering together in one document many of the management policies and guidelines that have evolved over the years. And as more fully discussed in the Letter to Shareholders on Page 6, the individuals nominated to join our board in 2004 will help us meet a new requirement for a majority independent board.

These actions continue to purposefully align our business decisions with our mission. We are confident that they also will further build the strength, stability and consistency of your company and our operations.

10-K Management’s statement of responsibility for the financial statements is found on 10-K Page 52, with Certifications on 10-K Pages 91-93.

At regular disclosure committee meetings, senior managers bring forward information about operations and issues that may be subjects for the company’s financial reports. Foreground (left to right): Joan O. Shevchik, CPCU, CLU, senior vice president, corporate communications; James E. Benoski, vice chairman and chief insurance officer; Eric N. Mathews, CPCU, AIAF, senior vice president, corporate accounting; Todd H. Pendery, FLMI, vice president, corporate accounting; and Lisa A. Love, senior counsel.

CINCINNATI FINANCIAL CORPORATION
DIRECTORS AND OFFICERS

Directors as of December 31, 2003

William F. Bahl, CFA (1)(2*)(4)(5) Chairman Bahl & Gaynor, Inc. (investment advisors) Director since 1995	Thomas R. Schiff (4) Chairman and Chief Executive Officer John J. & Thomas R. Schiff & Co., Inc. (insurance agency) Director since 1975

James E. Benoski (3)(4) Vice Chairman, Chief Insurance Officer and Senior Vice President The Cincinnati Insurance Company Director since 2000	Frank J. Schultheis (3) President Schultheis Insurance Agency, Inc. Director since 1995

Michael Brown (2)(3)(5*) President Cincinnati Bengals, Inc. Director since 1980	John M. Shepherd (1)(5) Chairman and Chief Executive Officer The Shepherd Chemical Company Director since 2001

John E. Field, CPCU (3) Chairman Wallace & Turner, Inc. (insurance agency) Director since 1995	Larry R. Webb, CPCU President Webb Insurance Agency, Inc. Director since 1979

Kenneth C. Lichtendahl (1*)(2) President and Chief Executive Officer Tradewinds Beverage Company Director since 1988	Alan R. Weiler, CPCU (3)(5) Chairman Archer-Meek-Weiler Agency, Inc. (insurance agency) Director since 1992

W. Rodney McMullen (2)(4) Vice Chairman The Kroger Co. Director since 2001	E. Anthony Woods (1)(4) Chairman Deaconess Associations, Inc. (health care) Director since 1998

Gretchen W. Price (1) Vice President – Finance & Accounting Global Market Development Organization Procter & Gamble Director since 2002

John J. Schiff, Jr., CPCU (3*)(4*) Chairman, President and Chief Executive Officer Cincinnati Financial Corporation Director since 1968

Robert C. Schiff Chairman Schiff, Kreidler-Shell, Inc. (insurance agency) Director since 1968

(1)	Audit Committee

(2)	Compensation Committee; also Lawrence H. Rogers II, advisor

(3)	Executive Committee

(4)	Investment Committee; also Richard M. Burridge, CFA, advisor

(5)	Nominating Committee

* Committee Chair

Officers as of December 31, 2003

John J. Schiff, Jr., CPCU Chairman, President and Chief Executive Officer

Kenneth W. Stecher Chief Financial Officer and Senior Vice President, Secretary, Treasurer

Kenneth S. Miller, CLU, ChFC Vice President, Assistant Secretary, Assistant Treasurer

Eric N. Mathews, CPCU, AIAF Vice President, Assistant Secretary, Assistant Treasurer

Directors Emeriti:

Vincent H. Beckman Robert J. Driehaus Jackson H. Randolph Lawrence H. Rogers II John Sawyer	David B. Sharrock Thomas J. Smart Charles I. Westheimer William H. Zimmer

DEFINITIONS OF NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP MEASURES

     Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

     Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas - property casualty insurance, life insurance and investments — where analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events unrelated to business performance that distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

Net income before realized investment gains and losses

     Net income before realized investment gains and losses (readers may also see this measure defined as operating income by others in the industry) is calculated by excluding realized investment gains and losses from net income. Management evaluates net income before realized investment gains and losses to measure the success of pricing, rate and underwriting strategies. While realized capital gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize capital gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized gains or losses for any particular period, while it may be material, may not be indicative of the performance of ongoing underlying business operations in that period.

     For these reasons, many investors and shareholders consider net income before realized investment gains and losses to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on net income before realized investment gains and losses in their analyses. The company presents net income before realized investment gains and losses so all investors have what management believes to be a useful supplement to GAAP information.

Statutory accounting rules

     For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.

Written premium

     Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Written premium adjustment — statutory basis only

     In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management excludes this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.

One-time charges or adjustments

     Management analyzes results excluding the impact of one-time items.

•	In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

•	In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

•	In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Codification

     Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.

Life insurance gross written premiums

     In analyzing life insurance company gross written premiums, management excludes three larger, single-pay life insurance policies (BOLIs) to focus on the trend in premiums written through the agency distribution channel.

Reconciliation of Consolidated Financial Data
 Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)	Years ended December 31,
	2003	2002	2001	2000	1999	1998
Income Statement Data
Net income	$374	$238	$193	$118	$255	$242
One-time items	15	—	—	(25)	—	—

Net income before one-time items	$359	$238	$193	$143	$255	$242
Net realized investment gains and losses	(27)	(62)	(17)	(2)	—	43

Net income before realized investment gains and losses before one-time items	$386	$300	$210	$145	$255	$199

Per Share Data (diluted)
Net income	$2.31	$1.46	$1.19	$0.73	$1.52	$1.41
One-time items	0.09	—	—	(0.16)	—	—

Net income before one-time items	$2.22	$1.46	$1.19	$0.89	$1.52	$1.41
Net realized investment gains and losses	(0.17)	(0.38)	(0.10)	(0.01)	—	0.25

Net income before realized investment gains and losses before one-time items	$2.39	$1.84	$1.29	$0.90	$1.52	$1.16

Return on Average Equity
Return on average equity	6.3%	4.1%	3.2%	2.1%	4.6%	4.7%
One-time items	(0.3)	—	—	0.4	—	—

Return on average equity before one-time items	6.0%	4.1%	3.2%	2.5%	4.6%	4.7%

Return on Average Equity based on Comprehensive Income
ROE based on comprehensive income	13.8%	(4.0%)	2.5%	13.1%	1.9%	19.6%
One-time items	(0.3)	—	—	0.4	—	—

ROE based on comprehensive income before one-time items	13.5%	(4.0%)	2.5%	13.5%	1.9%	19.6%

Investment Income
Investment income, net of expenses	$465	$445	$421	$415	$387	$368
BOLI	—	—	—	(5)	—	—

Investment income, net of expenses, before BOLI	$465	$445	$421	$410	$387	$368

Reconciliation of Combined Property Casualty Data (Statutory)(1)
Cincinnati Insurance Group

	Years ended December 31,
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Premiums(1)
Written premiums (adjusted)	$2,789	$2,496	$2,188	$1,936	$1,681	$1,558
Codification	—	—	402	(55)	—	—
Written premium adjustment	26	117	—	—	—	—

Written premiums (reported)(2)	2,815	2,613	2,590	1,881	1,681	1,558
Unearned premiums change	(162)	(220)	(517)	(53)	(23)	(15)

Earned premiums (GAAP)	$2,653	$2,393	$2,073	$1,828	$1,658	$1,543

Year-over-year Growth Rate
Written premiums (adjusted)(2)	11.7%	14.0%	13.0%	15.2%	7.9%	5.8%
Written premiums (reported)(2)	7.7	0.9	37.7	11.9	7.9	5.8
Earned premiums	10.9	15.4	13.3	10.3	7.5	6.1

Combined Ratio(1)
Combined ratio (reported)	94.2%	98.4%	99.5%	112.5%	100.4%	104.2%
Codification(2)	—	—	4.1	(0.9)	—	—
Written premium adjustment	nm	1.2	—	—	—	—
One-time items	0.8	—	—	(1.7)	—	—

Combined ratio (adjusted)	95.0%	99.6%	103.6%	109.9%	100.4%	104.2%

Catastrophe losses	(3.6)	(3.6)	(3.1)	(2.7)	(2.5)	(6.1)

Combined ratio excluding catastrophe losses (adjusted)	91.4%	96.0%	100.5%	107.2%	97.9%	98.1%

nm – not meaningful

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

[1]	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2]	Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier-year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums are shown on a billed basis.

Reconciliation of Commercial Lines Property Casualty Data (Statutory)(1)
Cincinnati Insurance Group

	Years ended December 31,
(Dollars in millions)	2003	2002	2001	2000	1999
Premiums(1)
Written premiums (adjusted)	$2,009	$1,795	$1,551	$1,326	$1,100
Codification	—	—	276	(51)	—
Written premium adjustment	22	110	—	—	—

Written premiums (reported)(2)	2,031	1,905	1,827	1,275	1,100
Unearned premiums change	(123)	(182)	(374)	(43)	(12)

Earned premiums (GAAP)	$1,908	$1,723	$1,453	$1,232	$1,088

Year-over-year Growth Rate
Written premiums (adjusted)(2)	11.9%	15.8%	16.9%	20.5%	7.8%
Written premiums (reported)(2)	6.6	4.2	43.3	15.9	7.8
Earned premiums	10.8	18.6	17.9	13.2	6.7
Combined Ratio(1)
Combined ratio (reported)	90.9%	95.3%	96.7%	117.2%	101.2%
Codification	—	—	4.0	(1.2)	—
Written premium adjustment	nm	1.5	—	—	—
One-time items	0.7	—	—	(1.6)	—

Combined ratio (adjusted)	91.6%	96.8%	100.7%	114.4%	101.2%

Catastrophe losses	(2.2)	(2.3)	(1.9)	(1.5)	(2.7)

Combined ratio excluding catastrophe losses (adjusted)	89.4%	94.5%	98.8%	112.9%	98.5%

Reconciliation of Personal Lines Property Casualty Data (Statutory)(1)
Cincinnati Insurance Group

	Years ended December 31,
(Dollars in millions)	2003	2002	2001	2000	1999
Premiums(1)
Written premiums (adjusted)	$780	$701	$637	$610	$581
Codification	—	—	126	(4)	—
Written premium adjustment	4	7	—	—	—

Written premiums (adjusted)(2)	784	708	763	606	581
Unearned premiums change	(39)	(38)	(143)	(10)	(11)

Earned premiums (GAAP)	$745	$670	$620	$596	$570

Year-over-year Growth Rate
Written premiums (adjusted)(2)	11.4%	10.0%	4.4%	5.0%	8.0%
Written premiums (reported)(2)	10.8	(7.2)	26.1	4.3	8.0
Earned premiums	11.2	8.1	4.0	4.6	9.0

Combined Ratio(1)
Combined ratio (reported)	102.9%	106.5%	105.9%	110.6%	97.8%
Codification	—	—	4.6	(0.2)	—
Written premium adjustment	nm	0.3	—	—	—
One-time items	1.0	—	—	(2.0)	—

Combined ratio (adjusted)	103.9%	106.8%	110.4%	108.4%	97.8%

Catastrophe losses	(7.3)	(7.1)	(5.8)	(5.4)	(1.4)

Combined ratio excluding catastrophe losses (adjusted)	96.6%	99.7%	104.6%	103.0%	96.4%

Reconciliation of Life Company Data (Statutory)(1)
The Cincinnati Life Insurance Company

		Years ended December 31,
(In millions)	2003	2002	2001	2000	1999
Gross written premiums	$173	$244	$122	$157	$421
Bank-owned life insurance (BOLI) adjustment	—	(34)	—	(20)	(303)

Adjusted gross written premiums	$173	$210	$122	$137	$118

nm — not meaningful

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

[1]	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2]	Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier-year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums are shown on a billed basis.

SHAREHOLDER INFORMATION

Cincinnati Financial Corporation had 11,616 direct shareholders of record as of December 31, 2003. Registered owners hold 29 percent of Cincinnati Financial Corporation’s outstanding shares. Many of the company’s independent agent representatives and most of the 3,720 associates of its subsidiaries own the company’s common stock.

Stock Listing

Common shares are traded under the symbol CINF on the Nasdaq National Market List.

Annual Meeting

The Annual Meeting of Shareholders of Cincinnati Financial Corporation will take place at 9:30 a.m. on Saturday, April 24, 2004, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. If you are unable to attend, you may listen to an audio webcast from the Investors section of the company’s Web site, www.cinfin.com.

Shareholder Services

Please direct inquiries about stock transfer, dividend reinvestment, dividend direct deposit, lost certificates, change of address or electronic delivery and elimination of duplicate mailings to Kenneth W. Stecher, Chief Financial Officer, Cincinnati Financial Corporation, P. O. Box 145496, Cincinnati, Ohio 45250-5496, (513) 870-2639, or e-mail shareholder_inquiries@cinfin.com.

Form 10-K

Cincinnati Financial Corporation’s Annual Report on Form 10-K, filed annually with the Securities and Exchange Commission, is included in this Annual Report. Additional copies are available at no cost by contacting Mr. Stecher. You also may access and print this document from the Investors section of www.cinfin.com.

Interim Communications

During 2004, Cincinnati Financial Corporation is tentatively scheduled to report interim results as follows:

First Quarter ending March 31	April 22
Second Quarter ending June 30	July 22
Third Quarter ending September 30	October 21

Information regarding final interim release dates and quarterly conference call webcasts is available approximately two weeks after the end of each quarter on www.cinfin.com, by calling (513) 870-2639 or by e-mailing shareholder_inquiries@cinfin.com.

Corporate Headquarters	Independent Auditors
Cincinnati Financial Corporation	Deloitte & Touche LLP
6200 South Gilmore Road	250 East Fifth Street
Fairfield, Ohio 45014-5141	Cincinnati, Ohio 45202-5109
Phone: (513) 870-2000
Fax: (513) 870-2066

COMMON STOCK PRICE AND DIVIDEND DATA

	2003				2002
Quarter:	1st	2nd	3rd	4th	1st		2nd		3rd		4th
High	$39.45	$39.36	$41.72	$41.91	$43.85		$47.30		$46.84		$40.24
Low	33.07	35.10	36.60	39.66	36.55		42.69		34.22		32.43
Period-end close	35.07	37.04	40.00	41.75	43.66		46.53		35.58		37.55
Cash dividends declared	0.25	0.25	0.25	0.25	0.22	¼	0.22	¼	0.22	¼	0.22	¼

Source: Nasdaq National Market

The common stock prices and dividend data above are not adjusted to reflect the 5 percent stock dividend declared January 31, 2004, and payable June 15, 2004, to shareholders of record April 30, 2004.

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
CFC Investment Company
CinFin Capital Management Company